Press Release

Border Management, Inc. Announces Stockholder Resolutions

August 4, 2009 – VANCOUVER, BC – Border Management, Inc. is pleased to announce that on July 29, 2009 the holders of 67.3% of its issued and outstanding common stock authorized the company’s Board of Directors of the company to effect a number of corporate actions at any time until December 31, 2010, at the sole discretion of the Board. These actions include a name change from “Border Management, Inc.” to such other name as the Board determines suitable and a reverse split of the company’s common stock at a ratio of up to 1 new share for every 100 existing shares of its issued and outstanding common stock. The stockholder resolutions also authorized Border Management to abandon or determine not to effect the corporate actions without further action by the company’s stockholders.

The company will file a Form 8-K to disclose each corporate action as it occurs.

About Border Management

Border Management, Inc. was incorporated on June 7, 2006 in the State of Nevada and operates from a head office in Langley, British Columbia, Canada.  The Directors of the company have experience in business and government that they offer to businesses, individuals and organizations wishing to start or takeover a Canadian business. The company offers management, financial and consulting services covering a wide range of topics and business applications, including advice and hands-on consulting with respect to most areas of business. These include, but are not necessarily limited to, the selection and implementation of the type of business organization, banking arrangements and government liaisons at the federal, provincial and municipal levels.  Border Management can assist with marketing decisions, cost controls, strategic planning and project management, and it also offers due diligence reporting and general advice with respect to business turnarounds, mergers and acquisitions.

Forward-Looking Statements:

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Border Management, Inc.’s filings with the United States Securities and Exchange Commission and on SEDAR which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Border Management, Inc.
Investor Relations
(604) 539-9680
evanwilliams@shaw.ca